                                                                    Exhibit 99.1

                                BNS HOLDING, INC.
                         25 ENTERPRISE CENTER, SUITE 103
                         MIDDLETOWN, RHODE ISLAND 02842

                              FOR IMMEDIATE RELEASE

       BNS HOLDING, INC. SHAREHOLDERS RE-ELECT DIRECTORS AT ANNUAL MEETING

MIDDLETOWN,  RHODE  ISLAND,  JUNE 13, 2005 -- BNS  Holding,  Inc.  (OTCBB:BNSIA)
announced  that at its 2005 Annual Meeting the Company's  shareholders  voted to approve the election of five directors and the  ratification  of Ernst and Young as auditors for the 2005 fiscal year. The directors  re-elected  were Richard M.
Donnelly,  J. Robert Held, Jack Howard, James Henderson and Kenneth Kermes. Each
will serve for a term expiring on the date of the next annual  meeting and until his respective successor is elected and qualified.

In remarks during the meeting, Michael Warren, President and CEO of the Company, commented on the Company's search for a suitable acquisition  candidate.  "As we have  stated  before,  the  Company  is  actively  seeking a merger  partner  or acquisition  candidate.  The primary  reason for this is that the Company has in excess of $50 million of tax loss  carry-forwards (or "NOL's),  and the Board of
Directors  believes  that the best way to realize the value of those NOL's is to acquire or merge with another business that has earnings that would otherwise be taxable but that can be sheltered from tax using our NOL's.

"As of March 31,  2005,  the Company had just under $22 million in  unrestricted cash. After consideration of an adequate reserve for contingencies,  the balance of  these  funds  are  available  for a merger  or  acquisition  transaction.  A potential transaction may also involve the assumption of debt.

"The board of directors has established criteria for the evaluation of potential acquisition opportunities.  After signing non-disclosure agreements, we have met with  several  potential  candidates,  but to date have not  identified a viable acquisition candidate. Once the Company has identified a candidate, we will seek to negotiate a definitive merger or acquisition agreement.  However, there is no
assurance   that  the  Company  will  be  able  to  identify  and  close  on  an acquisition."

This  press  release  contains  forward-looking  statements,  as  defined in the
Private  Securities   Litigation  Reform  Act  of  1995.  Such   forward-looking
statements involve a number of assumptions,  risks, and uncertainties that could cause the actual results of the Company to differ  materially from those matters expressed in or implied by such forward-looking  statements.  They involve known and unknown risks,  uncertainties,  and other  factors,  which are in some cases beyond the control of the Company,  including whether it will be able to acquire a business or operate it profitably. Additional information regarding these risk factors and  uncertainties is described more fully in the Company's SEC filings.
A copy  of  all  filings  may  be  obtained  from  the  SEC's  EDGAR  web  site,
www.sec.gov,  or by contacting:  Michael  Warren,  President and Chief Executive
Officer, telephone (401) 848-6500. The Company does not maintain a web site.

                                       END